                                                                    EXHIBIT 99.1


         CLEAR CHANNEL REPORTS FOURTH QUARTER AND FULL YEAR 2004 RESULTS

SAN ANTONIO, TEXAS FEBRUARY 25, 2005...Clear Channel Communications, Inc. (NYSE:
CCU) today reported results for its fourth quarter and year ended December 31, 2004.

The Company reported revenues of $2.31 billion in the fourth quarter of 2004, a 1% increase over the $2.29 billion reported for the fourth quarter of 2003. Clear Channel's income and diluted earnings per share, before cumulative effect of a change in accounting principle, were $214.3 million and $.37, respectively, during the fourth quarter of 2004.

For the full year, the Company reported revenues of $9.4 billion, an increase of 5% when compared to revenues of $8.9 billion for the same period in 2003. The Company's income was $845.8 million or $1.41 per diluted share for 2004, before cumulative effect of a change in accounting principle. This compares to income of $1.1 billion or $1.85 per diluted share in 2003, before cumulative effect of a change in accounting principle.

The Company's 2004 net income includes $47.0 million of pre-tax gains related to the sale of the Company's remaining investment in Univision Communications and $20.3 million of pre-tax net gains on the sale of radio and outdoor operating assets. These gains were offset by a $31.4 million pre-tax loss on the early extinguishment of debt. Excluding these items, income and diluted earnings per share, before cumulative effect of a change in accounting principle, would have been $824.5 million and $1.38, respectively.

The Company's 2003 net income included approximately $726.9 million of pre-tax gains related to the Company's investment in Univision Communications, Inc., the sale of an investment in American Tower Corporation and the early extinguishment of debt. These gains were offset by the impairment of certain investments totaling $15.0 million, pre-tax. Excluding these items, income and diluted earnings per share, before cumulative effect of a change in accounting principle, would have been $725.6 million and $1.17, respectively.

The Company announced February 1, 2005 that its Board of Directors authorized an additional share repurchase program, permitting the Company to repurchase an incremental $1.0 billion of its common stock over the next 12 months. To date, the Company has repurchased an aggregate $2.1 billion of its common stock under its share repurchase programs.

"We delivered record financial results in 2004 by focusing on improving our existing operations and driving profitability in our businesses," commented Mark Mays, President and Chief Executive Officer. "For the year, we repurchased nearly $2 billion in shares of common stock and declared $265.2 million in dividends to shareholders. Operationally, 2004 marked a year where we focused on leading change within the industries in which we compete. This proactive and forward-thinking approach is key to our long-term growth strategy and will drive our financial results for years to come."

REVENUE AND DIVISIONAL OPERATING EXPENSES

(In thousands)                            Three Months Ended             %                Year Ended                %
                                             December 31,                o               December 31,               o
                                    --------------------------------            --------------------------------
                                         2004             2003                       2004             2003
                                    --------------   --------------             --------------   --------------
Revenue
   Radio Broadcasting               $      964,547   $      965,786     0%      $    3,754,381   $    3,695,020    2%
   Outdoor Advertising                     685,732          614,806     12%          2,447,040        2,174,597    13%
   Live Entertainment                      525,484          596,944    (12%)         2,748,598        2,646,959    4%
   Other                                   174,798          152,638     15%            604,389          556,599    9%
   Eliminations                            (35,575)         (40,113)                  (135,949)        (142,276)
                                    ---------------  ---------------            ---------------  ---------------

CONSOLIDATED REVENUE                $    2,314,986   $    2,290,061     1%      $    9,418,459   $    8,930,899    5%
                                    ==============   ==============             ==============   ==============

(In thousands)                            Three Months Ended             %                Year Ended                %
                                             December 31,                o               December 31,               o
                                         2004             2003                       2004             2003
                                    --------------   --------------             --------------   --------------
Divisional operating expenses
   Radio Broadcasting               $      559,212   $      561,567     0%      $    2,162,488   $    2,130,054    2%
   Outdoor Advertising                     479,914          423,689     13%          1,757,024        1,593,736    10%
   Live Entertainment                      522,642          576,079    (9%)          2,592,074        2,455,897    6%
   Other                                   127,008          122,325     4%             474,789          451,445    5%
   Eliminations                            (35,575)         (40,113)                  (135,949)        (142,276)
                                    ---------------  ---------------            ---------------  ---------------
CONSOLIDATED DIVISIONAL OPERATING
   EXPENSES                         $    1,653,201   $    1,643,547     1%      $    6,850,426   $    6,488,856    6%
                                    ==============   ==============             ==============   ==============

Included in the Company's 2004 revenue and divisional operating expenses are foreign exchange increases of approximately $54.0 million and $44.4 million for the fourth quarter and $202.9 million and $175.4 million for the full year as compared to the same periods of 2003.

RADIO BROADCASTING

The Company's radio broadcasting revenues increased 2% during 2004 as compared to 2003 led by its small to mid-size markets (those outside the top 25), which outpaced its overall radio growth. These markets rely more heavily on local advertising, which was up for the year. The Company's national syndication business also outpaced its overall radio growth through demand for advertising on existing programs and the addition of two new shows, Delilah and Trumped. Growth in revenues from local and national advertisements broadcast during the Company's traffic updates as well as non-spot advertising revenues were positive for the year. Consistent with the radio industry, the Company's national advertising revenues struggled throughout the year and finished below amounts recognized in 2003. Some national advertising categories increased spending during 2004, such as finance, professional services and political, but declines in the three largest national advertising categories of retail, automotive and telecom/utility weighed on the overall results. Although national advertising declined in 2004 as compared to 2003, the Company began to see growth in national advertising during the fourth quarter of 2004 buoyed by political advertising as well as strength in consumer products, professional services and automotive advertisements.

Divisional operating expenses grew $32.4 million during 2004 as compared to 2003, principally from programming expenses related to higher on-air talent salaries and discretionary spending on marketing and promoting the Company's radio stations.

During the fourth quarter, Clear Channel Radio instituted a group-wide initiative to improve the value of radio for listeners and advertisers. In October, the company formed a new unit called the Creative Services Group. This unit's focus is to make commercials more compelling and entertaining and it serves as a resource to the Company's stations, advertisers and advertising agencies. On December 15, 2004, the Company reduced commercial minutes on its stations by an average of 20% and transitioned to selling more 30-second advertisements instead of the traditional 60-second spots. The Company believes that by reducing commercial clutter and providing higher quality and more effective commercials, the value of Clear Channel's radio advertising inventory will increase over the long-term.

OUTDOOR ADVERTISING

The Company's outdoor advertising business had a strong year, with revenues up 13% over 2003. The increase includes $128.6 million in foreign exchange fluctuations over 2003. Domestic revenue growth occurred across the Company's inventory, with bulletins and posters leading the way. Increased rates drove the growth in bulletin revenues. The Company also grew rates on its poster inventory in 2004, with occupancy flat compared to 2003. Revenue growth occurred across the nation fueled by growth in Los Angeles, New York, Miami, San Antonio, Seattle and Cleveland. The domestic advertising categories leading revenue growth remained consistent throughout the year, the largest being entertainment. Business and consumer services was also a strong category and was led by advertising spending from banking and telecommunications customers. The automotive advertising category was up driven by national, regional and local auto dealer advertisements.

Street furniture sales in the United Kingdom, Belgium, Australia/New Zealand and Denmark were the leading contributors to international revenue growth. The Company saw strong demand for its street furniture inventory enabling it to realize an increase in the average revenue per display. The Company's international billboard revenues increased slightly as a result of an increase in average revenue per display. Also contributing to the increase was $10.4 million related to the consolidation of an outdoor advertising joint venture in Australia during the second quarter of 2003, which was previously accounted for as an equity method investment. Tempering 2004 results were a difficult competitive environment for billboard sales in the United Kingdom and tough market conditions for all of the Company's products in France.

Divisional operating expenses increased $163.3 million during 2004 as compared to 2003. After an increase of $107.3 million due to foreign exchange fluctuations, the majority of the remaining increase is tied to higher site lease and commission expenses in 2004 consistent with the growth in revenue. The Company also recorded a $4.1 million restructuring charge in Spain during the fourth quarter of 2004. Additionally, $8.8 million of the increase in divisional operating expenses related to the consolidation of the outdoor advertising joint venture in Australia, which was previously accounted for under the equity method.

LIVE ENTERTAINMENT

The Company's live entertainment revenues grew $101.6 million during 2004 as compared to 2003. While show cancellations drove down the overall number of amphitheater events in 2004, the Company saw an increase in sponsorships at these events along with increased tour fees from outside promoters which contributed to its revenue growth. The Company also saw revenue increases in Europe driven by increased tour fees from outside promoters as well as $74.3 million from foreign exchange fluctuations. Revenue from ticket sales was essentially unchanged during 2004 as compared to 2003.

Divisional operating expenses increased $136.2 million during 2004 as compared to 2003. Driving the increase was talent costs, primarily from higher artist guarantees and production costs. Also included in the increase is $68.1 million from foreign exchange fluctuations.

SELECTED BALANCE SHEET INFORMATION

Selected balance sheet information for 2004 and 2003 was:

(In millions)                                                                     December 31, 2004        December 31, 2003
                                                                                  -----------------        -----------------
Cash                                                                              $           210.5        $           123.3
Total Current Assets                                                              $         2,227.7        $         2,185.7
Net Property, Plant and Equipment                                                 $         4,124.3        $         4,260.9
Total Assets                                                                      $        19,885.7        $        28,352.7
Current Liabilities (excluding current portion of long-term debt)                 $         1,767.3        $         1,749.1
Long-Term Debt (including current portion of long-term debt)                      $         7,379.8        $         7,065.0
Shareholders' Equity                                                              $         9,488.1        $        15,553.9

CAPITAL EXPENDITURES

Capital expenditures for the full year of 2004 and 2003 were:

(In millions)                                     December 31, 2004            December 31, 2003
                                                  -----------------            -----------------
Non-revenue producing                                $     207.7                   $    199.7
Revenue producing                                          149.5                        178.3
                                                     -----------                   ----------
    Total capital expenditures                       $     357.2                   $    378.0
                                                     ===========                   ==========


The Company defines non-revenue producing capital expenditures as those expenditures that are required on a recurring basis. Revenue producing capital expenditures are discretionary capital investments for new revenue streams, similar to an acquisition.

LIQUIDITY AND FINANCIAL POSITION

For the year ended December 31, 2004, cash flow from operating activities was $1.8 billion, cash flow provided by investing activities was $74.8 million, and cash flow used in financing activities was $1.8 billion for a net increase in cash of $87.1 million.

At December 31, 2004, Clear Channel had long-term debt of:

(In millions)                                     December 31, 2004
                                                  -----------------
Bank Credit Facilities                               $       350.5
Public Notes                                               6,846.1
Other Debt                                                   183.2
                                                     -------------
    Total                                            $     7,379.8
                                                     =============


Leverage, defined as debt*, net of cash, divided by the trailing 12-month pro forma EBITDA**, was 3.1x at December 31, 2004.

Randall Mays, Chief Financial Officer for the Company, said, "2004 showed, yet again, the ability of our businesses to generate significant free cash flow. During the year, we invested in our business, repurchased 9% of our shares outstanding and delivered a healthy dividend to shareholders while maintaining leverage at 3.1 times. We enter the new year financially strong and well-positioned for long-term growth."

As of December 31, 2004, 76% of the Company's debt bears interest at fixed rates while 24% of the Company's debt bears interest at floating rates based upon LIBOR. The Company's weighted average cost of debt at December 31, 2004 was 5.5%.

During the fourth quarter, the Company issued $250.0 million of 4.5% Senior Notes due 2010 and $250.0 million of 5.5% Senior Notes due 2016. The proceeds from these issuances were used to pay down its credit facilities. Also during the fourth quarter, the Company paid the outstanding balance in its entirety and terminated its reducing revolving credit facility, which was originally in the amount of $2.0 billion. The Company's remaining facility is a $1.75 billion five year, multi-currency revolving credit facility which it entered into during the third quarter of 2004.

As of February 25, 2005, the Company had approximately $1.0 billion available on its bank credit facility. The Company has EURO 195.6 million of public debt maturing during 2005. The Company may utilize existing capacity


----------
* As defined by Clear Channel's credit facility, debt is long-term debt of $7,379.8 million plus letters of credit of $163.0 million; guarantees of third party debt of $13.6 million; net original issue discount/premium of $10.3 million; deferred purchase consideration of $10.6 million included in other long-term liabilities; less the fair value of interest rate swaps of $6.5 million; and less purchase accounting premiums of $13.8 million.

** As defined by Clear Channel's credit facility, pro forma EBITDA is the trailing twelve-month EBITDA adjusted to include EBITDA of any assets acquired in the trailing twelve-month period.

under its bank facility and other available funds for general working capital purposes including funding capital expenditures, acquisitions, stock repurchases and the refinancing of certain public debt securities. Capacity under the facility can also be used to support commercial paper programs. Redemptions or repurchases of securities will occur through open market purchases, privately negotiated transactions, or other means.

CONFERENCE CALL

The Company will host a teleconference to discuss its results today at 9:00 a.m. Eastern Time. The conference call number is 888-283-6901 and the pass code is 5480930. Please call ten minutes in advance to ensure that you are connected prior to the presentation. The teleconference will also be available via a live audio cast on the Company's website, located at www.clearchannel.com. A replay of the call will be available for 72 hours after the live conference call, beginning at 12:00 p.m. Eastern Time. The replay number is 888-203-1112 and the pass code is 5480930. The audio cast will also be archived on the Company's website and will be available beginning 24 hours after the call for a period of one week.

                              FINANCIAL HIGHLIGHTS
               CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              Three Months Ended December 31,    %      Twelve Months Ended December 31,     %
                                              ------------------------------            --------------------------------
                                                  2004            2003           o           2004             2003           o
                                              --------------  --------------            --------------    --------------
REVENUE                                       $    2,314,986  $    2,290,061   1.1%     $    9,418,459    $    8,930,899    5.5%
Divisional operating expenses                      1,653,201       1,643,547                 6,850,426         6,488,856
Corporate expenses                                    52,435          44,866                   195,025           174,154
Non-cash compensation expense                          2,001           1,560                     4,620             5,018
Depreciation and amortization                        182,896         184,014                   693,958           671,338
                                              --------------  --------------            --------------    --------------
OPERATING INCOME                                     424,453         416,074   2.0%          1,674,430         1,591,533    5.2%

Interest expense                                     100,938          93,545                   367,753           388,000
                                                                      (1,554)
Gain (loss) on marketable securities                  (1,434)                                   46,271           678,846
Equity in earnings of nonconsolidated
   affiliates                                          4,687          10,021                    25,191            22,026
Other income (expense) - net                           6,639         (16,345)                  (13,947)           20,959
                                              --------------  ---------------           ---------------   --------------
Income before income taxes and cumulative
   effect of a change in accounting
   principle                                         333,407         314,651                 1,364,192         1,925,364

Income tax benefit (expense):
   Current                                           (37,229)        (47,304)                 (334,174)         (246,681)
   Deferred                                          (81,843)        (80,131)                 (184,219)         (533,092)
                                              --------------- ---------------           --------------    --------------
Income before cumulative effect of a change
   in accounting principle                    $      214,335  $      187,216   14.5%    $      845,799    $     1,145,591  -26.2%
                                              ==============  ==============            ==============    ===============

Income before cumulative effect of a change in accounting principle per share:

BASIC:                                                 $0.37           $0.30   23.3%             $1.42             $1.86   -23.7%
                                                       =====           =====                     =====             =====

DILUTED:                                               $0.37           $0.30   23.3%             $1.41             $1.85   -23.8%
                                                       =====           =====                     =====             =====

Weighted average shares outstanding -
   Diluted                                           573,076         618,859                   598,275           620,770

Income for calculating diluted earnings per share, before cumulative effect of a change in accounting principle was $214,335, $187,216, $845,799 and $1,149,143 for the quarters and years ended December 31, 2004 and 2003, respectively.

The Company's 2004 net income includes $47.0 million of pre-tax gains related to the sale of the Company's remaining investment in Univision Communications and $20.3 million of pre-tax net gains on the sale of radio and outdoor operating assets. These gains were offset by a $31.4 million pre-tax loss on the early extinguishment of debt. Excluding these items, income and diluted earnings per share, before cumulative effect of a change in accounting principle, would have been $824.5 million and $1.38, respectively.

The Company's 2003 net income included approximately $726.9 million of pre-tax gains related to the Company's investment in Univision Communications, Inc., the sale of an investment in American Tower Corporation and the early extinguishment of debt. These gains were offset by the impairment of certain investments totaling $15.0 million, pre-tax. Excluding these items, income and diluted earnings per share, before cumulative effect of a change in accounting principle, would have been $725.6 million and $1.17, respectively.

The Company's current tax expense includes $119.7 million and $199.4 million of tax related to gains on the sale of the Company's investments in Univision and American Tower and the sale of certain radio operating assets in 2003 and 2004, respectively. The Company's 2004 current tax expense also includes benefits of $67.5 million related to the early extinguishment of debt and $34.1 million related to the resolution of tax issues. After consideration of the benefit from the resolution of tax issues the effective tax rate was 38% for the twelve months ended December 31, 2004.

At the September 2004 meeting of the Emerging Issues Task Force, the SEC staff issued Staff Announcement No. D-108, which among other things, prohibits the use of the residual method when companies perform their annual impairment test under SFAS No. 142. The Company adopted Topic D-108 in the fourth quarter of 2004, and as a result of the adoption, the Company recorded a non-cash charge of approximately $4.9 billion, net of tax, in its fourth quarter as a cumulative effect of a change in accounting principle. This non-cash charge will not impact the Company's ability to generate cash flow in the future or its compliance with its debt covenants.

        SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION

    OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION (D&A) AND NON-CASH
                              COMPENSATION EXPENSE

The following tables set forth Clear Channel's Operating Income, D&A and Non-cash compensation expense for the three months and years ended December 31, 2004 and 2003. The Company defines "Operating Income before D&A and Non-cash compensation expense" as net income adjusted to exclude the following line items presented in its Statement of Operations: Cumulative effect of a change in accounting principle, Income tax benefit (expense); Other income (expense) - net; Equity in earnings of nonconsolidated affiliates; Gain (loss) on marketable securities; Interest expense; D&A; and, Non-cash compensation expense.

The Company uses Operating Income before D&A and Non-cash compensation expense, among other things, to evaluate the Company's operating performance. This measure is among the primary measures used by management for planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. This measure is an important indicator of the Company's operational strength and performance of its business because it provides a link between profitability and cash flows from operating activities. It is also a primary measure used by management in evaluating companies as potential acquisition targets.

The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company's management. It helps improve investors' ability to understand the Company's operating performance and makes it easier to compare the Company's results with other companies that have different capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company's investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. Additionally, the Company's bank credit facilities use this measure for compliance with leverage covenants.

Since Operating Income before D&A and Non-cash compensation expense is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. Operating Income, D&A and Non-cash compensation expense are all financial statement line items included on the Company's statement of earnings. Operating Income before D&A and Non-cash compensation expense is not necessarily a measure of the Company's ability to fund its cash needs. As it excludes certain financial information compared with operating income and net income
(loss), the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions, which are excluded.

As required by the SEC, the Company provides reconciliations below of Operating Income before D&A and Non-cash compensation expense for each segment to such segment's operating income; Operating Income before D&A and Non-cash compensation expense to net income, the most directly comparable amounts reported under GAAP; and, Net Income and Diluted Earnings Per Share excluding certain items discussed earlier.


                                                        Non-cash
(In thousands)                  Operating income      compensation        Depreciation     Operating Income before D&A and
                                      (loss)            expense         and amortization    Non-cash compensation expense
                                ----------------      -------------     ----------------   ------------------------------

THREE MONTHS ENDED DECEMBER 31, 2004

Radio Broadcasting                 $     359,690      $         216       $        45,429      $       405,335
Outdoor Advertising                      106,411                 --                99,407              205,818
Live Entertainment                       (13,108)                --                15,950                2,842
Other                                     30,724                 --                17,066               47,790
Corporate                                (59,264)             1,785                 5,044              (52,435)
                                   --------------     -------------       ---------------      ----------------
  Consolidated                     $     424,453      $       2,001       $       182,896      $       609,350
                                   =============      =============       ===============      ===============

THREE MONTHS ENDED DECEMBER 31, 2003
Radio Broadcasting                 $     364,340      $         283       $        39,596      $       404,219
Outdoor Advertising                       83,783                 --               107,334              191,117
Live Entertainment                         4,694                 --                16,171               20,865
Other                                     14,760                 --                15,553               30,313
Corporate                                (51,503)             1,277                 5,360              (44,866)
                                   --------------     -------------       ---------------      ----------------
  Consolidated                     $     416,074      $       1,560       $       184,014      $       601,648
                                   =============      =============       ===============      ===============

YEAR ENDED DECEMBER 31, 2004
Radio Broadcasting                 $   1,431,881      $         930       $       159,082      $     1,591,893
Outdoor Advertising                      301,799                 --               388,217              690,016
Live Entertainment                        94,997                 --                61,527              156,524
Other                                     65,176                 --                64,424              129,600
Corporate                               (219,423)             3,690                20,708             (195,025)
                                   --------------     -------------       ---------------      ----------------
  Consolidated                     $   1,674,430      $       4,620       $       693,958      $     2,373,008
                                   =============      =============       ===============      ===============

YEAR ENDED DECEMBER 31, 2003
Radio Broadcasting                 $   1,409,236      $       1,609       $       154,121      $     1,564,966
Outdoor Advertising                      201,221                 --               379,640              580,861
Live Entertainment                       130,232                 --                60,830              191,062
Other                                     51,131                 --                54,023              105,154
Corporate                               (200,287)             3,409                22,724             (174,154)
                                   --------------     -------------       ---------------      ----------------
  Consolidated                     $   1,591,533      $       5,018       $       671,338      $     2,267,889
                                   =============      =============       ===============      ===============

RECONCILIATION OF NET INCOME AND DILUTED EARNINGS PER SHARE (EPS)

(In millions, except per share data)              Year Ended December 31, 2004            Year Ended December 31, 2003
                                               ------------------------------------    -----------------------------------
                                                  Net Income
                                                    (loss)               EPS             Net Income             EPS
                                               -----------------    ---------------    ----------------    ---------------
Reported Amounts                                 $  (4,038.2)        $    (6.75)         $    1,145.6       $     1.85
Effect of dilutive securities                             --                 --                   3.6               --
Cumulative effect of a change in accounting
   principle, net of tax                             4,884.0               8.16                    --               --
(Gain) on asset sales                                  (20.3)              (.03)                   --               --
(Gain) on UVN and AMT                                  (47.0)              (.08)               (685.6)           (1.10)
(Gain) loss on early extinguishment of debt
                                                        31.4                .05                 (41.3)            (.07)
Impairment of certain investments                         --                 --                  15.0              .02
Current and deferred tax effects                        14.6                .03                 288.3              .47
                                                 -----------         ----------          ------------       ----------
Amounts excluding certain items                  $     824.5         $     1.38          $      725.6       $     1.17
                                                 ===========         ==========          ============       ==========

UVN = Univision Communications Inc. and AMT = American Tower Corporation.

RECONCILIATION OF OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION (D&A) AND NON-CASH COMPENSATION EXPENSE TO NET INCOME

(In thousands)                                          THREE MONTHS ENDED                        TWELVE MONTHS ENDED
                                                           DECEMBER 31,                               DECEMBER 31,
                                              ---------------------------------------    ---------------------------------------
                                                    2004                 2003                  2004                  2003
                                              ------------------   ------------------    ------------------    -----------------
Operating Income before D&A and Non-cash
     compensation expense
                                                $     609,350        $     601,648         $   2,373,008       $     2,267,889
Non-cash compensation expense                           2,001                1,560                 4,620                 5,018
Depreciation & amortization                           182,896              184,014               693,958               671,338
                                                 ------------         ------------          ------------          ------------
Operating Income                                      424,453              416,074             1,674,430             1,591,533

Interest expense                                      100,938               93,545               367,753               388,000
Gain (loss) on marketable securities
                                                       (1,434)              (1,554)               46,271               678,846
Equity in earnings of nonconsolidated
     affiliates                                         4,687               10,021                25,191                22,026
Other income (expense) - net                            6,639              (16,345)              (13,947)               20,959
                                                 ------------         ------------          ------------          ------------
Income before income taxes and cumulative
     effect of a change in accounting
     principle                                        333,407              314,651             1,364,192             1,925,364
Income tax (expense) benefit:
     Current                                          (37,229)             (47,304)             (334,174)             (246,681)
     Deferred                                         (81,843)             (80,131)             (184,219)             (533,092)
                                                 ------------         ------------          ------------          ------------
Income before cumulative effect of a change
     in accounting principle
                                                      214,335              187,216               845,799             1,145,591
Cumulative effect of a change in accounting
     principle, net of tax of $2,959,003
                                                   (4,883,968)                  --            (4,883,968)                   --
                                                 ------------         ------------          ------------          ------------

Net Income (loss)                                $ (4,669,633)        $    187,216          $ (4,038,169)         $  1,145,591
                                                 =============        ============           ===========          ============


ABOUT CLEAR CHANNEL WORLDWIDE

Visit our website at http://www.clearchannel.com.

Clear Channel Worldwide, headquartered in San Antonio, Texas, is a global leader in the out-of-home advertising and entertainment industries with radio and television stations, outdoor advertising displays, and live entertainment productions and venues throughout the United States and in 63 countries around the world.


For further information contact:
Investors - Randy Palmer, Senior Vice President of Investor Relations, (210) 832-3315 or Media - Lisa Dollinger, Senior Vice President of Corporate Communications, (210) 832-3474 or visit our web-site at http://www.clearchannel.com.

THE NUMBERS CONTAINED WITHIN THIS RELEASE ARE UNAUDITED. CERTAIN STATEMENTS IN THIS RELEASE CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER



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



FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. THE WORDS OR PHRASES "GUIDANCE," "EXPECT," "ANTICIPATE," "ESTIMATES" AND "FORECAST" AND SIMILAR WORDS OR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. IN ADDITION, ANY STATEMENTS THAT REFER TO EXPECTATIONS OR OTHER CHARACTERIZATIONS OF FUTURE EVENTS OR CIRCUMSTANCES ARE FORWARD-LOOKING STATEMENTS. VARIOUS RISKS THAT COULD CAUSE FUTURE RESULTS TO DIFFER FROM THOSE EXPRESSED BY THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS RELEASE INCLUDE, BUT ARE NOT LIMITED TO: CHANGES IN ECONOMIC CONDITIONS IN THE U.S. AND IN OTHER COUNTRIES IN WHICH CLEAR CHANNEL CURRENTLY DOES BUSINESS (BOTH GENERAL AND RELATIVE TO THE ADVERTISING AND ENTERTAINMENT INDUSTRIES); FLUCTUATIONS IN INTEREST RATES; CHANGES IN INDUSTRY CONDITIONS; CHANGES IN OPERATING PERFORMANCE; SHIFTS IN POPULATION AND OTHER DEMOGRAPHICS; CHANGES IN THE LEVEL OF COMPETITION FOR ADVERTISING DOLLARS; FLUCTUATIONS IN OPERATING COSTS; TECHNOLOGICAL CHANGES AND INNOVATIONS; CHANGES IN LABOR CONDITIONS; CHANGES IN GOVERNMENTAL REGULATIONS AND POLICIES AND ACTIONS OF REGULATORY BODIES; FLUCTUATIONS IN EXCHANGE RATES AND CURRENCY VALUES; CHANGES IN TAX RATES; CHANGES IN CAPITAL EXPENDITURE REQUIREMENTS AND ACCESS TO CAPITAL MARKETS. OTHER KEY RISKS ARE DESCRIBED IN THE CLEAR CHANNEL COMMUNICATIONS' REPORTS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION. EXCEPT AS OTHERWISE STATED IN THIS NEWS ANNOUNCEMENT, CLEAR CHANNEL COMMUNICATIONS DOES NOT UNDERTAKE ANY OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS BECAUSE OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.





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